Exhibit 10.1

POST-TERMINATION AGREEMENT

AND COVENANT NOT TO COMPETE

This Post-Termination Agreement and Covenant Not to Compete is entered into this 5th day of March, 2009, by and between Wal-Mart Stores, Inc. and its affiliates (“Wal-Mart”) and Brian C. Cornell (“Associate”). The parties agree as follows:

1. ACKNOWLEDGMENTS. As part of this Agreement, the parties specifically acknowledge that:

(A) Wal-Mart is a major retail operation, with stores located throughout the United States and in certain foreign locations;

(B) Associate is being hired, effective April 3, 2009, to serve as Executive Vice President, President and Chief Executive Officer, Sam’s Club, which is a key officer position appointed by the Wal-Mart Board of Directors;

(C) As an essential part of its business, Wal-Mart has cultivated, established and maintained long-term customer and vendor relationships and goodwill, which are difficult to develop and maintain, have required and continue to require a significant investment of time, effort, and expense, and that can suffer significantly and irreparably upon the departure of key officers, regardless of whether the officer has been personally involved in developing or maintaining the relationships or the good will;

(D) In the development of its business, Wal-Mart has also expended a significant amount of time, money, and effort in developing, maintaining, and protecting confidential, proprietary, and trade secret information which, if disclosed or misused, could cause irreparable harm to Wal-Mart’s business, anticipated business, and its competitive position in the retail marketplace;

(E) As Executive Vice President, President and Chief Executive Officer, Sam’s Club, Associate has access to confidential and proprietary trade secret information and other confidential and proprietary information, including business and marketing plans and strategies, that would be of considerable value to Wal-Mart’s competitors and potential competitors; and

(F) Associate acknowledges that Wal-Mart is entitled to take appropriate steps to ensure: (i) that its associates do not make improper use of confidential or proprietary information gained during the course of their employment with Wal-Mart, (ii) that no individual associate or competing entity gains an unfair, competitive advantage over Wal-Mart, and (iii) that its competitors do not improperly gain access to or make any use of its confidential or proprietary information in their efforts to compete against, or cause harm to, Wal-Mart.

2. TRANSITION PAYMENTS. For purposes of this Agreement, the term “Transition Period” means a period of two (2) years from the date the Associate separates from service from the Company (the “Separation Date”). If Wal-Mart terminates Associate’s employment, Wal-Mart will pay Associate during the Transition Period an amount equal to Associate’s base salary at the rate in effect on the Separation Date (“Transition Payments”), subject to such withholding as may be required by law and subject to the conditions and offsets set forth in this Section 2. Transition Payments will commence, and be paid at the times and in the amounts, provided in Section 2(E).

(A) Transition Payments will not be paid if Associate is terminated as the result of a violation of any Wal-Mart policy.

(B) No Transition Payments will be paid if Associate voluntarily resigns or retires from employment with Wal-Mart.

(C) Given the availability of other programs designed to provide financial protection in such circumstances, Transition Payments will not be paid under this Agreement if Associate dies or becomes disabled. If Associate dies during the Transition Period, Transition Payments will cease, and Associate’s heirs will not be entitled to the continuation of such payments. Transition Payments will not be affected by Associate’s disability during the Transition Period.

(D) Transition Payments will be offset by any amounts that Associate may earn during the Transition Period by virtue of employment with, or involvement in, an entity other than a Competing Business, as defined in Section 4(B) below. No Transition Payments will be made if Associate is employed by a Competing Business as defined in Section 4. Associate’s violation of the obligations under Sections 4 or 5 below, or any other act that is materially harmful to Wal-Mart’s business interests during the Transition Period, will result in the immediate termination of the Transition Payments, in addition to any other remedies that may be available to Wal-Mart, including but not limited to the recovery of the Transition Payments made.

(E) Transition Payments will be paid on such regularly scheduled pay periods as may be adopted by Wal-Mart for its other salaried employees. The first payment shall be equal to one-half ( 1/2) of Associate’s total Transition Payments, and will be made as soon as practical after the Separation Date, but not to exceed 45 days after the Separation Date. The next scheduled Transition Payment shall be made during the first regularly scheduled pay period following six (6) months after Associate’s Separation Date. Thereafter, the remaining Transition Payments shall be the amount which would have continued as part of Associate’s regular pay and will continue until the end of the Transition Period, subject to the terms and conditions of this Agreement.

(F) Receipt of Transition Payments will not entitle Associate to participate during the Transition Period in any of the other incentive, stock option, profit sharing, or other associate benefit plans or programs maintained by Wal-Mart, except, Associate will be entitled to participate in such plans or programs, to the extent that the terms of the plan or program provide for participation by former associates. Such participation, if any, shall be governed by the terms of the applicable plan or program.

3. BENEFITS. Associate will be eligible for all other payments and benefits accrued and owing at the time of termination. Participation in all other benefit programs available to current associates, will end on the Separation Date, subject to Associate’s rights under COBRA to continue group medical and dental coverage for eighteen (18) months, pursuant to the terms of COBRA, which are currently extended to terminating Wal-Mart associates.

4. COVENANT NOT TO COMPETE. Associate agrees, promises, and covenants that:

(A) For a period of two (2) years from the Separation Date, and regardless of the cause or reason for such separation, Associate will not directly or indirectly:

(i) own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with, any Competing Business as defined below in Section 4(B), without regard to the geographic location of such Competing Business, due to the sensitive and far-reaching nature of the duties of Associate’s position at Wal-Mart; or

(ii) solicit for employment, hire or offer employment to, or otherwise aid or assist any person or entity other than Wal-Mart in soliciting for employment, hiring, or offering employment to, any employee of Wal-Mart, or any of its affiliates.

(B) For purposes of this Agreement, the term “Competing Business” shall include any general or specialty retail, wholesale, or merchandising business that sells goods or merchandise of the types sold by Wal-Mart at retail to consumers that is: (i) located within the United States, or any other country in which Wal-Mart or its affiliates either operate a store or are known by Associate to have plans to open or acquire an operation within the next twelve (12) months, and that (ii) has gross annual sales volume or revenues attributable to its retail operations in excess of U.S. $2 billion, or is reasonably expected to have gross sales volume or revenues of more than U.S. $2 billion in either the current fiscal year or the next following fiscal year. “Competing Business” as of the date of this Agreement shall specifically include, but is not limited to: Target Corporation, Costco Wholesale Corporation, Best Buy Co., Inc., The Home Depot, Inc., Dollar General Corp., Family Dollar Stores, Inc., Kohls Corporation, Hudson’s Bay Company, Carrefour S.A., Lowe’s Companies, Inc., The Kroger Co., Tesco plc, Metro AG, Koninklijke Ahold N.V., J C Penney Co., Inc., SuperValu Inc., Sears Holdings Corp., Aldi Einkauf GmbH & Co. oHG, Lidl Stiftung & Co. KG, J Sainsbury plc, WM Morrison Supermarkets Plc, Jim Pattison Group, Ito-Yokado Co., Ltd., AEON Co., Ltd, Groupe Auchan SA, Toys “R” Us, Inc., Loblaw Companies Limited, Casino Guichard-Perrachon S.A., Woolworths Ltd (Australia), Grupo Gigante, S.A. de C.V., Controladora Comercial Mexicana S.A. de C.V., Organizacion Soriana S.A. de C.V., Dollar Tree Stores, Inc., Reliance Industries Limited, and Safeway Inc. (USA) and Plc (UK).

(C) Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business will not be deemed ownership or participation in ownership of a Competing Business for purposes of this Agreement.

(D) The covenant not to compete contained in this Section 4 shall bind Associate, and shall remain in full force and effect, regardless of whether Associate qualifies, or continues to remain eligible, for the Transition Payments described in Section 2 above. Termination of the Transition Payments pursuant to Section 2 will not release Associate from Associate’s obligations under this Section 4.

5. FUTURE ASSISTANCE: Associate agrees to provide reasonable assistance and cooperation to Wal-Mart in connection with any agency investigation, litigation or similar proceedings that may exist or may arise regarding events as to which Associate has knowledge by virtue of Associate’s employment with Wal-Mart. Wal-Mart will compensate Associate for reasonable travel, materials, and other expenses incidental to any such support Associate may provide to Wal-Mart, at Wal-Mart’s request.

6. PRESERVATION OF CONFIDENTIAL INFORMATION. Associate will not at any time, directly or indirectly, use or disclose any Confidential Information obtained during the course of his employment with Wal-Mart except as may be authorized by Wal-Mart. “Confidential Information” shall include any non-public information pertaining to Wal-Mart’s business, and shall include information obtained by Associate during the course of, or as a result of, his employment with Wal-Mart, including, without limitation, information regarding Wal-Mart’s processes, suppliers (including the terms, conditions, or other business arrangements with such suppliers), advertising and marketing plans and strategies, profit margins, seasonal plans, goals, objectives and projections, compilations, analyses, and projections regarding Wal-Mart’s business, trade secrets, salary, staffing, compensation, and other employment data, and any “know-how” techniques, practice or any technical information not of a published nature regarding Wal-Mart’s business.

7. REMEDIES FOR BREACH. The parties shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the parties from pursuing any other rights and remedies. Associate acknowledges that a breach of the provisions of Sections 4 through 6, above, could result in substantial and irreparable damage to Wal-Mart’s business, and that the restrictions contained in Sections 4 through 6 are a reasonable attempt by Wal-Mart to protect its rights and to safeguard its Confidential Information. Associate expressly agrees that upon a breach or a threatened breach of the provisions of Sections 4 through 6, Wal-Mart will be entitled to injunctive relief to restrain such violation, and Associate hereby expressly consents to the entry of such temporary, preliminary, and/or permanent injunctive relief, as may be necessary to enjoin the violation of Sections 4 through 6. With respect to any breach of this Agreement by Associate, Associate agrees to indemnify and hold Wal-Mart harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees, incurred by Wal-Mart, and to return immediately to Wal-Mart all of the monies previously paid to Associate by Wal-Mart under this Agreement, provided, however, that such repayment shall not constitute a waiver by Wal-Mart of any other remedies available under this Section or by law.

8. SEVERABILITY. In the event that a court of competent jurisdiction shall determine that any portion of this Agreement is invalid or otherwise unenforceable, the parties agree that the remaining portions of the Agreement shall remain in full force and effect. The parties also expressly agree that if any portion of the covenant not to compete set forth in Section 4 shall be deemed unenforceable, then the Agreement shall automatically be deemed to have been amended to incorporate such terms as will render the covenant enforceable to the maximum extent permitted by law.

9. NATURE OF THE RELATIONSHIP. Nothing contained in this Agreement shall be deemed or construed to constitute a contract of employment for a definite term. The parties acknowledge that Associate is not employed by Wal-Mart for a definite term, and that either party may sever the employment relationship at any time and for any reason not otherwise prohibited by law.

10. ENTIRE AGREEMENT. This document contains the entire understanding and agreement between Associate and Wal-Mart regarding the subject matter of this Agreement. This Agreement supersedes and replaces any and all prior understandings or agreements between the parties regarding this subject, and no representations or statements by either party shall be deemed binding unless contained herein.

11. MODIFICATION. This Agreement may not be amended, modified, or altered except in a writing signed by both parties or their designated representatives.

12. SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of, and will be binding upon, Wal-Mart, its successors and assigns, and on Associate and his heirs, successors, and assigns. No rights or obligations under this Agreement may be assigned to any other person without the express written consent of all parties hereto.

13. COUNTERPARTS. This Agreement may be executed in counterparts, in which case each of the two counterparts will be deemed to be an original and the final counterpart will be deemed to have been executed in Bentonville, Arkansas.

14. GOVERNING LAW AND VENUE. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, but without regard to Delaware law concerning the conflicts of law. The parties further agree that any action relating to the interpretation, validity, or enforcement of this Agreement shall be brought in the appropriate state or federal court encompassing Benton County, Arkansas, and the parties hereby expressly consent to the jurisdiction of such courts and agree that venue is proper in those courts. Associate further agrees that in any claim or action involving the execution, interpretation, validity, or enforcement of this Agreement, he will seek satisfaction exclusively from the assets of Wal-Mart, and will hold harmless all of Wal-Mart’s individual directors, officers, employees, and representatives.

15. STATEMENT OF UNDERSTANDING. By signing below, Associate acknowledges: (i) that Associate has received a copy of this Agreement, (ii) that Associate has read the Agreement carefully before signing it, (iii) that Associate has had ample opportunity to ask questions concerning the Agreement and has had the opportunity to discuss the Agreement with legal counsel of Associate’s own choosing, and (iv) that Associate understands the rights and obligations under this Agreement and enters into this Agreement voluntarily.

WAL-MART STORES, INC.		BRIAN C. CORNELL

By:	/s/ Fred W. Ley	/s/ Brian C. Cornell

March 5, 2009		March 4, 2009
Date		Date

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